Exhibit 99.1

Blue Apron Holdings, Inc. Reports First Quarter 2022 Results

Customer Growth Accelerates Quarter over Quarter

Post-Quarter Financings Strengthen Balance Sheet

New York, NY – May 9, 2022 – Blue Apron (NYSE: APRN) announced today financial results for the first quarter ended March 31, 2022 (1Q22).

First Quarter 2022 Highlights

●	Net revenue increased 16% from the pre-pandemic first quarter of 2020 (1Q20)(1) to $118 million, and 10% from the fourth quarter of 2021 (4Q21), as the company gains traction on its growth strategy
●	Key customer engagement metrics performed at elevated levels for the eighth quarter in a row
●	As planned, marketing expenses rose 40% year-over-year to $28 million as the company continues to drive growth in FY2022
●	The company achieved carbon neutrality as of March 31, 2022, through the purchase and retirement of carbon offsets
●	Following the end of 1Q22, the company announced a $70.5 million capital infusion through debt and equity financings; extending debt maturity through 2027
●	The company will host its inaugural investor day on May 10, 2022, at its fulfillment center in Linden, New Jersey

Linda Findley, Blue Apron’s President and Chief Executive Officer, commented, “The first quarter was another period of strong execution for the Blue Apron team. We continue to make progress on the foundational work we started back in 2019, and then accelerated in the fourth quarter of last year as we look to scale the business and drive customer growth. Targeted marketing investments aimed at improving brand awareness and reach, along with our innovative menu, strong product offering, and seasonality, drove a 9.2% quarter-over-quarter increase in customers, and we expect to continue to grow customers in the second quarter.”

Findley added, “we continue to expand our product and menu selection, recently launching a new breakfast offering while adding new four-serving menu options and Add-ons to meet evolving customer preferences. We also successfully met our commitment to become carbon neutral by March 31, 2022, offsetting, through the purchase of carbon offsets, our estimated Scope 1, Scope 2 and Scope 3 emissions. We are now focused on implementing systematic reductions to achieve our longer-term goal of achieving Net Zero. We look forward to providing more information on this and many other parts of the business at our inaugural investor day tomorrow, May 10, 2022.”

Randy Greben, Blue Apron’s Chief Financial Officer, commented, “We continued to build on the momentum generated in 4Q21 to propel our first-quarter performance, including material investments in marketing and our people while navigating a challenging inflationary environment. Total net revenue grew 10% over the fourth quarter of 2021 to $118 million, and we saw continued strength in our key customer engagement metrics including, Average Order Value, Average Revenue per Customer and Orders per Customer. Variable margin was a challenge at the beginning of the quarter but rebounded in the month of March. After the end of the quarter, we also successfully refinanced our senior secured term loan and announced a $40.5 million equity capital raise. When we complete the expected remaining $20.0 million private placement transaction at the end of this month, we expect to have approximately $80 million in cash, and we expect positive operating cash flow this quarter. Proceeds from the transactions are expected to support our continued turnaround as we drive towards long-term sustainable growth.”

(1) The company believes that using 1Q20 as a benchmark is an appropriate way to evaluate the company’s 1Q22 performance. The company believes that its financial results patterns and customer behaviors in 1Q20, the results of which, despite a sharp increase in demand in the last few weeks of 1Q20, were not materially impacted by the effects of the pandemic. As such, the quarter reflects a higher correlation to more normalized periods, versus the pandemic-impacted periods. of 2Q20 through 1Q21. For a discussion of the company’s performance compared with 2021, see “First Quarter Financial Results” below.

Key Customer Metrics

Key customer metrics in the chart below reflect the company’s product initiatives and targeted marketing investments, as well as, to some degree, the benefit of changes in consumer behavior related to the pandemic, the seasonality of the company’s business, and other operating trends.

	Three Months Ended
	March 31,	December 31,	March 31,	March 31,
	2022	2021	2021	2020
Orders (in thousands)	1,869	1,678	2,104	1,763
Customers (in thousands)	367	336	391	376
Average Order Value	$62.99	$63.78	$61.63	$57.68
Orders per Customer	5.1	5.0	5.4	4.7
Average Revenue per Customer	$321	$319	$331	$271

For a description of how Blue Apron defines and uses these key customer metrics, please see “Use of Key Customer Metrics” below.

First Quarter 2022 Financial Results

●	Net revenue decreased approximately 9% year-over-year to $117.8 million. The decrease was primarily due to a decline in Customers and Orders and was partially offset by an increase in Average Order Value, which reflects continued advancements in product innovation and variety, as well as the pricing increase introduced in the second half of 2021. Net revenue increased 10% sequentially, mainly due to a rise in Customers, as well as typical seasonal trends in the business.
●	Cost of goods sold, excluding depreciation and amortization (COGS), as a percentage of net revenue, rose 460 basis points year-over-year from 62.9% to 67.5%. The increase was primarily driven by an increase in shipping and fulfillment costs driven by carrier rate increases and fuel surcharges, a rise in labor costs after the company proactively increased the minimum wage for its hourly employees, and higher food costs due to enhanced product offerings and inflationary pressure. COGS as a percentage of net revenue increased by 280 basis points sequentially, mainly due to a rise in costs related to enhanced product offerings to provide product variety and additional choice for customers.
●	Marketing expenses were $27.9 million, or 23.7% as a percentage of net revenue, a 40% increase from $19.9 million, or 15.4% as a percentage of net revenue, in 1Q21, as the company continues to invest to drive growth.
●	Product, technology, general and administrative (PTG&A) expenses increased approximately 18% year over year to $43.3 million from $36.6 million in 1Q21. The increase was primarily due to the purchase and retirement of carbon offsets in order to fulfill the company’s commitment of being carbon neutral, and an increase in personnel costs and professional fees to support the company’s growth strategy. As a percentage of net revenue, PTG&A increased 850 basis points year-over-year from 28.2% to 36.7%.

●	Other income (expense), net, was $1.6 million, which was driven by a non-cash fair value adjustment related to the May 2021 amendment to the company’s financing agreement. Following the amendment, the company was obligated to issue warrants to its lender on a quarterly basis, which began on July 1, 2021. With the prepayment of the company’s prior senior secured term loan under the financing agreement on May 5, 2022, the company is no longer obligated to issue warrants to that lender.
●	Net loss was $38.4 million, and diluted loss per share was $1.19, based on 32.3 million weighted-average common shares outstanding. This compares with a net loss of $15.7 million, and diluted loss per share of $0.88, in the first quarter of 2021 based on 17.9 million weighted-average common shares outstanding.
●	The total shares outstanding as of March 31, 2022, were 32,660,579 and the total shares outstanding following the financings on April 29, 2022, were 34,368,935.
●	Adjusted EBITDA was a loss of $30.7 million, compared with an adjusted EBITDA loss of $6.1 million in 1Q21.

Liquidity and Capital Resources

●	Cash and cash equivalents were $56.0 million as of March 31, 2022, before accounting for the refinancing and equity raises after the end of the quarter, as described below.
●	Cash used in operating activities totaled $28.8 million in 1Q22, compared with cash used of $12.0 million in the first quarter of the prior year. The higher operating cash outflow was primarily related to accelerated marketing investments, along with higher shipping, labor and food costs.
●	Capital expenditures totaled $1.3 million in 1Q22, representing a reduction of $0.4 million from 1Q21.
●	Free cash flow was $(30.1) million in 1Q22, compared with $(13.7) million in the first quarter of the prior year. The change was driven by increased operating cash outflow and was partially offset by slightly reduced capital expenditures.
●	In February 2022, the company completed a private placement of shares of Class A common stock and certain warrants at $14 per unit, with RJB Partners LLC, an affiliate of Joseph N. Sanberg, an existing stockholder, resulting in $4.8 million of proceeds, net of issuance costs.
●	In April 2022, the company completed a private placement of Class A common stock at $12 per share with each of Long Live Bruce, LLC, an affiliate of Joseph N. Sanberg, and Linda Findley, President and Chief Executive Officer, resulting in $20.5 million of gross proceeds. RJB Partners LLC also committed to purchase an additional $20.0 million of our Class A common stock at $12 per share in the second quarter of 2022, subject to the closing of the company’s debt refinancing and other customary conditions.
●	In May 2022, the company issued $30.0 million of senior secured notes, for $28.2 million of proceeds, net of original issuance discount. The proceeds, together with cash on hand, were used to pay off, in full, the company’s outstanding senior secured term loan.

ESG Initiatives

●	The company met its goal of being carbon neutral by March 31, 2022, through the purchase of carbon offsets based on its estimated carbon footprint.
●	The company continues to make advancements toward its previously announced racial and gender Board diversity goals with the appointments of Beverly K. Carmichael and Amit Shah in March 2022.

Outlook

The outlook for certain financial metrics below and elsewhere in this press release, reflect assumptions regarding the company’s business, including the anticipated consistent benefit to the company’s business from the execution and acceleration of the company’s strategic growth initiatives, and including the impact of the planned use of proceeds from the equity capital raises the company completed November 2021, February 2022 and April 2022, and the expected proceeds from a $20.0 million equity commitment, as well as the cash impact of certain marketing contracts, to increase investments in marketing and technology initiatives and infrastructure, as well as continued operational improvements. The following guidance also assumes that the company will not experience any unforeseen significant disruptions in its fulfillment operations or supply chain.

The company expects:

●	Top line net revenue growth to be in the mid-teens percentage range compared with full-year 2021.
●	To return to positive year-over-year net revenue growth starting in the second quarter of 2022 and for the rest of 2022.

Blue Apron will be providing more comprehensive details on its long-term plans and targets at its investor day tomorrow. Among other topics, the company will discuss in more detail its goal to:

●	Grow customers sequentially in the second quarter
●	See positive operating cash in the second quarter
●	Achieve full-year Adjusted EBITDA profitability in 2023

Conference Call and Webcast

Blue Apron will host a conference call and live webcast today at 8:30 a.m. Eastern Time. The earnings conference call can be accessed by dialing 1-877-883-0383. The conference ID is 1235908. Alternatively, participants may access a live webcast on Blue Apron’s investor relations website at investors.blueapron.com.

Alternatively, participants may access the live webcast on Blue Apron’s Investor Relations website at investors.blueapron.com. A recording of the webcast will be available on Blue Apron’s Investor Relations website at investors.blueapron.com following the conference call. Additionally, a replay of the conference call can be accessed until Monday, May 16, 2022, by dialing (877) 344-7529 or (412) 317-0088, utilizing the replay access code 6837815.

Investor Day

Blue Apron will host its inaugural investor day on May 10, 2022, beginning at 9:30am ET, at the company’s fulfillment center in Linden, New Jersey.

Members of Blue Apron’s management team plan to discuss the company’s mid-to-long-term strategic plans and outlook, operations, marketing, technology, sustainability and financials, among other topics. A question-and-answer session will follow management’s prepared remarks.

To register for the video webcast of the event, please visit blueapron.connectid.cloud, or the “Events and Presentations'' section of the company’s Investor Relations website: investors.blueapron.com. Supporting materials will be available on the day of the event.

About Blue Apron

Blue Apron’s vision is Better Living Through Better Food TM. Launched in 2012, Blue Apron offers fresh, chef-designed recipes that empower home cooks to embrace their culinary curiosity and challenge their abilities to see what a difference cooking quality food can make in their lives. Through its mission to spark discovery, connection and joy through cooking, Blue Apron continuously focuses on bringing incredible recipes to its customers, while minimizing its carbon footprint, reducing food waste, and promoting diversity and inclusion.

Forward-Looking Statements

This press release includes statements concerning Blue Apron Holdings, Inc. and its future expectations, plans and prospects that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "should," "expects," "plans," “forecasts,” "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. Blue Apron has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its business, financial condition and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions including, without limitation, the company’s ability, including the timing and extent, to successfully support the acceleration and execution of its growth strategy and to meet its outlook forecasts (including the ability to successfully increase marketing and technology improvements on the planned timeline), cost-effectively attract new customers and retain existing customers, including its ability to sustain any increase in demand resulting from both its growth strategy and the COVID-19 pandemic, and its ability to continue to expand its product offerings and distribution channels, and to continue to execute operational efficiency practices; changes in consumer behaviors, tastes and preferences that could lead to changes in demand, including as a result of, among other things the impact of inflation or other macroeconomic factors, and to some extent, long-term impacts of COVID-19 on consumer behavior, on consumer spending habits; the company’s ability to attract and retain qualified employees and personnel in sufficient numbers, both generally and in light of nationwide labor shortages as a result of COVID-19 or otherwise; any material and adverse impact of the COVID-19 pandemic or any future surges, including as a result of new variants and subvariants of the virus, on the company’s operations and results, such as challenges in employee recruiting and retention, any prolonged closures, or series of temporary closures, of one or both of its fulfillment centers, supply chain or carrier interruptions or delays, and any resulting need to cancel or shift customer orders; the company’s expectations regarding its expenses and net revenue, including the impact of its recent price increase for our meal kit and wine products, its increased marketing expenditures, and its ability to grow revenue and adjusted EBITDA and to achieve or maintain profitability; the company’s expectations regarding, and the stability of, its supply chain, including potential shortages, interruptions and/or increased costs in the supply or delivery of ingredients, and parcel and freight carrier interruptions or delays and/or higher freight or fuel costs, as a result of inflation or otherwise; the company’s ability to effectively compete; the company’s ability to maintain and grow the value of its brand and reputation; the company’s ability to achieve its environmental, sustainability and corporate governance goals in its anticipated timeframe or at all; the company’s ability to maintain food safety and prevent food-borne illness incidents and its susceptibility to supplier-initiated recalls; the company’s ability, including the timing and extent, to sufficiently manage costs and to fund investments in its operations in amounts necessary to maintain compliance with financial, and other covenants under its indebtedness while continuing to support the execution and acceleration of its growth strategy; the company’s ability to comply with modified or new laws and regulations applying to its business, or the impact that such compliance may have on its business; the company’s vulnerability to adverse weather conditions, natural disasters, wars, and public health crises, including pandemics; the company’s ability to protect the security and integrity of its data and protect against data security risks and breaches; the company’s ability to obtain and maintain intellectual property protection; and other risks more fully described in the company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022 and the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 to be filed with the SEC and in other filings that the company may make with the SEC in the future. The company assumes no obligation to update any forward-looking statements contained in this press release, whether as a result of any new information, future events, or otherwise.

Use of Non-GAAP Financial Information

This press release includes non-GAAP financial measures, adjusted EBITDA and free cash flow, that are not prepared in accordance with, nor an alternative to, financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). In addition, these non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similarly-titled measures presented by other companies.

The company defines adjusted EBITDA as net earnings (loss) before interest income (expense), net, other operating expense, gain (loss) on extinguishment of debt, other income (expense) net, benefit (provision) for income taxes and depreciation and amortization, adjusted to eliminate share-based compensation expense. The company presents adjusted EBITDA because it is a key measure used by the company’s management and board of directors to understand and evaluate the company’s operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the company believes that the exclusion of certain items in calculating adjusted EBITDA can produce a useful measure for period-to-period comparisons of the company’s business. Further, Blue Apron uses adjusted EBITDA to evaluate its operating performance and trends and make planning decisions, and it believes that adjusted EBITDA helps identify underlying trends in its business that could otherwise be masked by the effect of the items that the company excludes. Accordingly, Blue Apron believes that adjusted EBITDA provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s past performance and future prospects, and allowing for greater transparency with respect to key financial metrics used by its management in its financial and operational decision-making.

There are a number of limitations related to the use of adjusted EBITDA rather than net income (loss), which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	adjusted EBITDA excludes share-based compensation expense, as share-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the company’s business and an important part of its compensation strategy;
●	adjusted EBITDA excludes depreciation and amortization expense and, although these are non-cash expenses, the assets being depreciated may have to be replaced in the future;
●	adjusted EBITDA excludes other operating expense, as other operating expense represents non-cash impairment charges on long-lived assets, a non-cash gain, net of termination fee, on lease termination, and restructuring costs;
●	adjusted EBITDA excludes loss on extinguishment of debt as this represents a non-cash charge;
●	adjusted EBITDA does not reflect other (income) expense net, as this represents changes in the fair value of the liability-classified warrant obligation as of each reporting period;
●	adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest, which reduces cash available to us;

●	adjusted EBITDA does not reflect income tax payments that reduce cash available to us; and
●	other companies, including companies in the company’s industry, may calculate adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

The company defines free cash flow as net cash from (used in) operating activities less purchases of property and equipment. The company presents free cash flow because it is used by the company’s management and board of directors as an indicator of the amount of cash the company generates or uses and to evaluate the company’s ability to satisfy current and future obligations and to fund future business opportunities. Accordingly, Blue Apron believes that free cash flow provides useful information to investors and others in understanding and evaluating its operating results, enhancing the overall understanding of the company’s ability to satisfy its financial obligations and pursue business opportunities, and allowing for greater transparency with respect to a key financial metric used by its management in its financial and operational decision making.

There are a number of limitations related to the use of free cash flow rather than net cash from (used in) operating activities, which is the most directly comparable GAAP equivalent. Some of these limitations are:

●	free cash flow is not a measure of cash available for discretionary expenditures since the company has certain non-discretionary obligations such as debt repayments or capital lease obligations that are not deducted from the measure; and
●	other companies, including companies in the company’s industry, may calculate free cash flow differently, which reduces its usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA and free cash flow should be considered together with other financial information presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures to the most directly comparable measures calculated in accordance with GAAP is set forth below under the heading “Reconciliation of Non-GAAP Financial Measures.”

Use of Key Customer Metrics

This press release includes various key customer metrics that the company uses to evaluate our business and operations, measure its performance, identify trends affecting its business, project its future performance, and make strategic decisions. You should read these metrics in conjunction with the company’s financial statements. The company defines and determines its key customer metrics as follows:

Orders

The company defines Orders as the number of paid orders by Customers across the company’s meal, wine and market products sold on its e-commerce platforms in any reporting period, inclusive of orders that may have eventually been refunded or credited to customers.

Customers

The company determines its number of Customers by counting the total number of individual customers who have paid for at least one Order from Blue Apron across the company’s meal, wine or market products sold on its e-commerce platforms in a given reporting period.

Average Order Value

The company defines Average Order Value as the company’s net revenue from its meal, wine and market products sold on its e-commerce platforms in a given reporting period divided by the number of Orders in that period.

Orders per Customer

The company defines Orders per Customer as the number of Orders in a given reporting period divided by the number of Customers in that period.

Average Revenue per Customer

The company defines Average Revenue per Customer as the company’s net revenue from its meal, wine and market products sold on the company’s e-commerce platforms in a given reporting period divided by the number of Customers in that period.

Media Contact

Muriel Lussier

Blue Apron

muriel.lussier@blueapron.com

Investor Contact

Tip Fleming

Blue Apron

investor.relations@blueapron.com

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,991	$82,160
Accounts receivable, net	112	234
Related party receivables	9,000	—
Inventories, net	25,034	24,989
Prepaid expenses and other current assets	13,264	12,249
Total current assets	103,401	119,632
Property and equipment, net	104,195	108,355
Other noncurrent assets	4,328	3,719
TOTAL ASSETS	$211,924	$231,706
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,675	$27,962
Related party payables	3,000	—
Accrued expenses and other current liabilities	24,738	31,951
Current portion of long-term debt	571	3,500
Deferred revenue	14,437	7,958
Warrant obligation	3,848	8,001
Total current liabilities	86,269	79,372
Long-term debt	28,200	25,886
Facility financing obligation	35,859	35,886
Other noncurrent liabilities	8,854	10,509
TOTAL LIABILITIES	159,182	151,653
TOTAL STOCKHOLDERS’ EQUITY	52,742	80,053
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$211,924	$231,706

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per-share data)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net revenue	$117,751	$129,706
Operating expenses:
Cost of goods sold, excluding depreciation and amortization	79,490	81,592
Marketing	27,914	19,940
Product, technology, general and administrative	43,257	36,551
Depreciation and amortization	5,404	5,620
Total operating expenses	156,065	143,703
Income (loss) from operations	(38,314)	(13,997)
Interest income (expense), net	(1,770)	(1,708)
Other income (expense), net	1,646	—
Income (loss) before income taxes	(38,438)	(15,705)
Benefit (provision) for income taxes	(11)	(16)
Net income (loss)	$(38,449)	$(15,721)

Net income (loss) per share - basic	$(1.19)	$(0.88)
Net income (loss) per share - diluted	$(1.19)	$(0.88)
Weighted-average shares outstanding - basic	32,288,424	17,939,682
Weighted-average shares outstanding - diluted	32,288,424	17,939,682

BLUE APRON HOLDINGS, INC.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(38,449)	$(15,721)
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Depreciation and amortization of property and equipment	5,404	5,620
Loss (gain) on disposal of property and equipment	135	—
Changes in fair value of warrant obligation	(1,646)	—
Changes in reserves and allowances	20	131
Share-based compensation	2,173	2,319
Non-cash interest expense	260	215
Changes in operating assets and liabilities:	3,305	(4,515)
Net cash from (used in) operating activities	(28,798)	(11,951)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(1,321)	(1,746)
Proceeds from sale of property and equipment	55	54
Net cash from (used in) investing activities	(1,266)	(1,692)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from February 2022 Private Placement, net of issuance costs	4,809	—
Repayments of debt	(875)	(875)
Payments of debt issuance costs	—	(69)
Principal payments on capital lease obligations	(38)	(53)
Net cash from (used in) financing activities	3,896	(997)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(26,168)	(14,640)
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	83,597	45,842
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — End of period	$57,429	$31,202

BLUE APRON HOLDINGS, INC.

Reconciliation of Non-GAAP Financial Measures

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Reconciliation of net income (loss) to adjusted EBITDA
Net income (loss)	$(38,449)	$(26,437)	$(15,721)
Share-based compensation	2,173	2,068	2,319
Depreciation and amortization	5,404	5,464	5,620
Interest (income) expense, net	1,770	1,828	1,708
Other (income) expense, net	(1,646)	(863)	—
Provision (benefit) for income taxes	11	(4)	16
Adjusted EBITDA	$(30,737)	$(17,944)	$(6,058)

	Three Months Ended
	March 31,
	2022	2021
Reconciliation of net cash from (used in) operating activities to free cash flow
Net cash from (used in) operating activities	$(28,798)	$(11,951)
Purchases of property and equipment	(1,321)	(1,746)
Free cash flow	$(30,119)	$(13,697)